UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SOTERA HEALTH COMPANY

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED MAY 2, 2025
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement, dated May 2, 2025 (this “Supplement”), amends and restates the disclosure in the Definitive Proxy Statement (the “Proxy Statement”) of Sotera Health Company (the “Company”) for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), filed with the Securities and Exchange Commission on April 10, 2025, under the heading “Corporate Governance – Structure and Role of the Board – Board Meetings and Attendance” relating to director attendance at meetings of the Board of Directors and committee meetings and director attendance at the 2024 Annual Meeting of Stockholders (the “Supplemental Disclosure”). The Supplemental Disclosure should be read in conjunction with the Proxy Statement.

The Supplemental Disclosure does not change the proposals to be acted on at the Annual Meeting or the recommendation of the Board of Directors with respect to any proposals. Except as specifically amended and restated by the Supplemental Disclosure contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. Capitalized terms used in the Supplemental Disclosure and not otherwise defined herein have the meanings given to them in the Proxy Statement.

The information under the heading “Board Meetings and Attendance” on page 23 of the Proxy Statement is amended and restated to read as follows:

Board Meetings and Attendance

All directors are expected to attend all meetings of the Board, all meetings of the committees of the Board on which they serve and our annual meeting of stockholders. The Board met eight times in 2024 and each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was a director or committee member. All directors then currently serving attended the 2024 Annual Meeting of Stockholders.